News Release

CONTACTS:
Investors:
      Joe Selner, Chief Financial Officer
      920-491-7120
Media:
      Jon Drayna, Corporate Communications
      920-491-7006

Associated Banc-Corp enters into accelerated share buyback

        GREEN BAY, Wis. – May 31, 2005 – Associated Banc-Corp (Nasdaq: ASBC) today announced it repurchased two million shares, or approximately 1.5 percent, of its outstanding common stock on May 27, 2005. The shares were purchased from UBS AG London Branch under an accelerated share repurchase program at $33.14 per share for a total cost of approximately $66.3 million. The accelerated share repurchase program enabled Associated to purchase the shares immediately, while UBS may purchase shares in the market over a period of up to 10 months. The repurchased shares are subject to a future purchase price adjustment expected to be settled following a period of up to 10 months, at the end of which Associated may receive, or be required to pay a price adjustment based on an adjusted weighted average price as defined in its agreement with UBS.

        The Board of Directors has authorized management to repurchase shares of Associated’s common stock for issuance in connection with Associated’s employee incentive plans and for other corporate purposes. For Associated’s employee incentive plans, the Board of Directors authorized the repurchase of up to 3.0 million in 2005 and 2004. Additionally, under two separate actions in 2000 and one action in 2003, the Board of Directors authorized the repurchase and cancellation of Associated’s common shares,

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Associated ASB, add one

not to exceed approximately 16.5 million shares on a combined basis. After the accelerated share repurchase, Associated has approximately 3.6 million shares remaining under the share repurchase authorization. Associated may repurchase these remaining shares from time to time in the open market or through negotiated or accelerated share repurchase transactions based on market opportunities, capital levels, growth prospects, and other investment opportunities. After the repurchase, Associated had approximately 128 million common shares outstanding.

         Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $21 billion. Associated has more than 300 banking offices serving more than 170 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.

        Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.